Exhibit 10.2

November 7, 2012

Steven J. Kemps

717 Edward Court

Southlake, TX 76092

Dear Steve:

I am pleased to formalize our discussions regarding your continuing role with Dean Foods Company (the “Company”).

Pursuant to this Agreement, you will continue as a full-time employee (except as may otherwise be permitted, as described below) of the Company, reporting to the Chief Executive Officer of the Company, during the period from the date of this Agreement through no later than June 30, 2013 (the “Resignation Date”).

The purpose of this Agreement is to induce you to remain with the Company through the Resignation Date, despite any material reduction in your responsibilities that may have occurred or will occur in connection with the initial public offering of Class A common stock of The WhiteWave Foods Company or otherwise, for an appropriate transition of your duties and responsibilities to the person that the Company shall identify as the successor to your current position (the “Successor”). Under this Agreement, you shall continue to serve in your current position until March 1, 2013 (the “Transition Date”). Upon the Transition Date, you shall resign as an officer of the Company, but continue as a full-time consulting employee until the Resignation Date. The Chief Executive Officer may allow the Resignation Date to occur earlier than June 30, 2013, but only if (i) you request such modification of the Resignation Date, in writing and (ii) the Chief Executive Officer concurs with such request in writing. If the Chief Executive Officer agrees to your request for an earlier Resignation Date, you will receive the benefits provided under this Agreement, but assuming that such earlier date was the originally agreed upon Resignation Date.

As is more fully described below, if you remain employed by the Company through the Resignation Date, you shall resign your employment as of that date. The Company shall treat such resignation as a voluntary termination for Good Reason within the meaning of the Dean Foods Company Amended and Restated Executive Severance Pay Plan, dated September 4, 2006 and as amended and restated November 16, 2010 (the “ESP”) and you shall be entitled to receive all of the termination and other separation payments that are payable (and at the same time as such payments would be payable) in respect of a such a termination for Good Reason under the ESP.

November 7, 2012

Steven J. Kemps Letter Agreement

Duties and Responsibilities

Until the Transition Date, your duties and responsibilities under this Agreement shall be the same as apply with respect to your current position as an officer of the Company, except to the extent that such duties may be impacted by the IPO. Thereafter, until the Resignation Date, your duties and responsibilities shall be to effect a smooth transition of your former duties and responsibilities to the Successor, including being available to advise the Successor and/or such other senior officers of the Company as appropriate. All of your services hereunder shall be provided on a full-time basis.

Base Salary

For your service as an employee through the Resignation Date, you will continue to be paid an annual base salary at the same rate as is in effect on the date hereof. You shall not be eligible for any increase in your base salary at any time after the date hereof. All payments of base salary will be paid semi-monthly, in accordance with the Company’s standard payroll procedures.

Annual Bonus Opportunity

For the 2012 calendar year, your target short term incentive bonus will be the same target that has previously been communicated to you for such year. Your short term incentive bonus target for 2013 will not be modified from the 2012 target percentage. Payment of the short term incentive bonus is subject to the achievement of the operating targets that have been previously approved by the Compensation Committee of the Board of Directors of the Company. Payment of any short term incentive amount will be made at the same time as, and subject to the same terms and conditions as apply to, all other participants in the short term incentive plan.

Executive Retention Plan

You shall continue to be eligible to receive payment under the Executive Retention Plan in respect of any awards granted prior to the date hereof. Any awards payable based upon performance in respect of calendar year 2012 will be payable to you in the ordinary course, at the same time as, and subject to the same terms and conditions as apply to, all other Dean Foods participants in the Executive Retention Plan. For the avoidance of doubt, if you remain employed, in any capacity, until the Resignation Date, whether the Resignation Date is June 30, 2013 or an earlier date as agreed to by the Chief Executive Officer pursuant to this Agreement, you will be eligible to receive the retention payment payable to you for the 2012 performance year, payable at the same time as other similarly-situated executives receive the retention payment.

November 7, 2012

Steven J. Kemps Letter Agreement

As your Resignation Date is expected to occur prior to the end of the 2013 plan year, you understand and agree that you forfeit without payment any right in respect of the 2013 portion of your Executive Retention Plan interests.

Stock Options and Restricted Stock

For the purpose of vesting and exercising previously granted stock options, restricted stock and other equity awards (“Prior Equity Compensation Grants”), it is expected that your employment will continue until the Resignation Date. You will be entitled to exercise any vested options or options that vest in the future according to the stock option agreement and plan governing the terms of the options. You understand and acknowledge that the Company is under no obligation to provide you any additional equity grants after the date hereof. You acknowledge that, if WhiteWave is spun-off to the Company’s shareholders while your awards remain outstanding in accordance with their terms, your then outstanding Prior Equity Compensation Grants will be adjusted in the same manner as applies to other employees of the Company who are remaining as employees of the Company following such spin-off.

Paid Time Off

You shall continue to accrue and be allowed to access PTO in accordance with the Company’s standard policies and practices.

Retirement Benefits

In accordance with, and subject to, the terms of the applicable plan, you will continue to be allowed to contribute to both the Company 401(k) plan and the Company Supplemental Employee Retirement Plan (SERP) through the Resignation Date. As it is anticipated that you will remain an employee of the Company through your Resignation Date, that date will be your separation from service for the purpose of triggering the receipt of payments of any vested benefits that you may have under the Company Executive Deferred Compensation Plan and SERP.

Other Benefits

So long as you continue to provide services to the Company on a full-time basis (including your time as a full-time consulting employee), you will continue to be eligible to participate in all employee benefit plans, programs, and arrangements, including payment of individual life and disability insurance costs, to the extent made available to the Company’s senior executives or employees, on the same terms and conditions as other senior executives.

Through the Resignation Date, you will be entitled to reimbursement of business expenses in accordance with applicable Company policies and practices, and will be provided with a Company-issued cell phone, Blackberry, Company email address, and office and secretarial assistance.

November 7, 2012

Steven J. Kemps Letter Agreement

Termination of Employment

If you remain employed by the Company through the Resignation Date, you shall resign your employment on that date. The Company shall treat such resignation as a voluntary termination for Good Reason within the meaning of the ESP. Upon such resignation for Good Reason, you shall have the right to receive all of the termination and other separation payments that are payable (and at the same time as such payments would be payable) in respect of such a termination under the ESP.

Notwithstanding the foregoing, the Company may terminate your employment hereunder at any time with or without Cause before the Resignation Date. If the Company shall terminate your employment without Cause before the Resignation Date, while this Agreement is still in effect, you shall be entitled to receive (i) all of the benefits of employment, including but not limited to payments for salary, benefits, bonus payments (including retention payment for the 2012 performance year), and vesting of equity (or payments in lieu of vesting should vesting not be allowable under the applicable Company long-term incentive plan) had you remained employed through the Resignation Date; and (ii) all of the termination and other separation payments that are payable (and at the same time as such payments would be payable) in respect of a such a termination under the ESP.

If the Company shall terminate your employment with Cause, you will only be entitled to be paid any accrued and unpaid base salary in respect of your services through your date of termination and any other amounts and benefits which have become accrued and vested under the terms of the applicable Company benefit plans and programs and that are not forfeitable under such plans and programs upon your termination for Cause. As used herein, the term “Cause” shall have the same meaning and effect as the definition of “Cause” in the ESP, such definition is incorporated into this Agreement by reference.

Interpretation

The parties hereto intend that payments and benefits under this Agreement, the ESP and all other plans and arrangements referenced herein (collectively, the “Arrangements”) comply with Section 409A of the Internal Revenue Code (“Section 409A”) to the extent subject thereto, and the Arrangements shall be interpreted and administered to be in compliance therewith. In all events, payments under this Agreement and the ESP shall be made no later than March 15 of the year following the year in which the payment is vested. Notwithstanding the foregoing, only to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Arrangements during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service.

November 7, 2012

Steven J. Kemps Letter Agreement

Entire Agreement

This Agreement sets forth the entire understanding of the parties hereto and supersedes all other agreements, written or oral, between the parties relating to the subject matter hereof except (i) the Indemnification Agreement dated March 4, 2006, which will continue to be valid and applicable concerning matters that occurred or may occur prior to the Resignation Date; and (ii) the agreements and plans governing your rights in respect of any Prior Equity Compensation Grants.

If you agree that the foregoing agreement sets forth our understanding of the terms and conditions of your continuing employment with the Company in the event that the Offering should be consummated, please sign both copies of this Agreement where indicated below and return one copy to me (keeping one for your records), and this Agreement shall be and become a binding agreement between you and the Company.

DEAN FOODS COMPANY

/s/ Gregg A. Tanner
By: Gregg A. Tanner
Chief Executive Officer

Agreed and Accepted:

/s/ Steven J. Kemps
Steven J. Kemps

Date: November 7, 2012

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